Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
Integrated Corporate Relations, Inc.
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR 2008

• Fourth Quarter Earnings Per Share Increases to $1.10

HUDSON, OH – March 12, 2008 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2008 fourth quarter and full year ended February 2, 2008. Net earnings for the fourth quarter of fiscal 2008 were $27.5 million, or $1.10 per diluted share, compared with net earnings of $25.8 million, or $1.05 per diluted share in the prior year fourth quarter.

Net earnings for the full fiscal year ended February 2, 2008 were $15.4 million, or $0.62 per diluted share, compared with a loss of $1.9 million, or $0.08 per diluted share, in the prior year.

Fiscal 2008 included 52 weeks of operations compared to 53 weeks in fiscal 2007, with the additional week falling in the fourth quarter of fiscal 2007.

Net sales for the fourth quarter decreased 2.5% to $585.9 million compared to the same period last year. On a comparable 13-week basis, fourth quarter same-store sales increased 3.3% versus a same-store sales decrease of 6.0% in last year’s fourth quarter.

Large-format stores net sales for the quarter decreased 1.5% to $293.2 million compared to the same period last year. On a comparable 13-week basis, same-store sales for large-format stores increased 2.4%, versus a decrease of 7.2% in last year’s fourth quarter. Small-format stores net sales decreased 7.4% to $280.8 million compared to the same period last year. On a comparable 13-week basis, same-store sales for small-format stores increased 4.2% versus a decrease of 5.1% in last year’s fourth quarter. Internet sales through Joann.com were $11.9 million in the fourth quarter of fiscal 2008.

Net sales for the fiscal year ended February 2, 2008 were $1.879 billion versus $1.851 billion in the prior year. On a comparable 52-week basis, same-store sales increased 3.5% versus a same-store sales decrease of 5.9% last year.

Large-format stores net sales for the fiscal year ended February 2, 2008 increased 6.6% to $954.5 million compared to the prior year. On a comparable 52-week basis, same-store sales for large-format stores increased 3.9% versus a same-store sales decrease of 8.0% last year. Small-format stores net sales for the fiscal year decreased 4.5% to $912.4 million compared to the prior year. On a comparable 52-week basis, same-store sales for small-format stores increased 3.0% versus a same-store sales decrease of 4.1% last year.

Operating Results

Gross margins for the fourth quarter of 45.0% were consistent with the same period last year. Gross margin improvement in retail stores was offset by the impact of sales from our newly acquired Internet business, which has a lower gross margin rate.

Selling, general and administrative expenses for the quarter decreased to $202.1 million from $215.4 million in the fourth quarter of the prior year. Selling, general and administrative expense leverage improved by 140 basis points to 34.5% of net sales from 35.9% of net sales for the comparable period last year. The addition of sales from Joann.com, which has a lower expense structure than the retail stores, contributed to the improved leverage.

Operating profit for the fourth quarter increased to $46.8 million from $42.3 million in the fourth quarter of the prior year.

“The new strategic growth plan we outlined at the beginning of fiscal year 2008 allowed us to deliver balanced and consistent improvement for the year; including same-store sales growth, retail store gross margin expansion, SG&A expense leverage, and increased earnings per share. I am proud of our team for achieving these results in a challenging year for many retailers, given the weakening economy,” said Darrell Webb, chairman, president, and chief executive officer.

Mr. Webb concluded, “We expect to continue delivering balanced, consistent, and sustainable sales and earnings growth over the long term. While fiscal year 2009 will be somewhat unpredictable due to the economic environment, we believe our company is partially insulated from a downturn due to competitive withdrawals from the fabric industry, the higher income demographic of our customers and the solid performance of craft retailers in past recessionary periods.”

Store Openings and Closings

During the fourth quarter of fiscal 2008, the Company closed one large-format and ten small-format stores. In fiscal year 2008, the Company opened six large-format stores and closed one large-format and 32 small-format stores. The year-end store count was 196 large-format stores and 578 small-format stores, for a total of 774 stores. For fiscal 2009, the Company expects to open approximately 12-15 new stores and close approximately 25 stores.

During fiscal 2008, the Company remodeled 26 stores. In fiscal 2009, the Company expects to remodel approximately 25-30 stores.

Fiscal 2009 Outlook

Based upon management’s operating assumptions, continued implementation of Jo-Ann Stores’ strategic growth plans and current uncertain economic conditions, the Company expects year-over-year improvement in its performance in fiscal 2009. The key considerations underlying the Company’s outlook for fiscal 2009 include:

•	Same-store sales growth of 1% to 3%;

•	Gross margin rate improvement;

•	Selling, general and administrative expense leverage improvement as a percentage of net sales;

•	Capital expenditures of $50 to $55 million;

•	Earnings per diluted share in the range of $0.70 to $0.85;

•	Weighted-average diluted share count of approximately 25.5 million shares.

Conference Call on the Web and Annual Meeting of Shareholders

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 36033126.

The Annual Meeting of Shareholders of the Company has been set by the board of directors and will be held on Wednesday, June 11, 2008 at 9:00 a.m., ET, at the Jo-Ann Stores Conference Center located at 5373 Darrow Road in Hudson, Ohio. All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 14, 2008 will be entitled to vote at the meeting.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 196 large-format stores and 578 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007
(Dollars in millions, except per share data)
Net sales	$585.9	$600.8	$1,850.6	$1,850.6
Cost of sales	322.0	330.4	1,006.4	990.8

Gross margin	263.9	270.4	872.4	859.8
Selling, general and administrative expenses	202.1	215.4	774.8	790.5
Store pre-opening and closing costs	1.8	—	8.4	11.1
Depreciation and amortization	13.2	12.7	51.8	49.2

Operating profit	46.8	42.3	37.4	9.0
Interest expense, net	3.2	3.3	12.5	15.6

Income (loss) before income taxes and cumulative effect of accounting change	43.6	39.0	24.9	(6.6)
Income tax provision (benefit)	16.1	13.2	9.5	(3.7)

Income (loss) before cumulative effect of accounting change	27.5	25.8	15.4	(2.9)
Cumulative effect of accounting change, net of tax	—	—	—	1.0

Net income (loss)	$27.5	$25.8	$15.4	$(1.9)

Income (loss) per common share – basic:
Income (loss) before cumulative effect of accounting change	$1.12	$1.09	$0.63	$(0.12)
Net income (loss)	1.12	1.09	0.63	(0.08)
Income (loss) per common share – diluted:
Income (loss) before cumulative effect of accounting change	$1.10	$1.05	$0.62	$(0.12)
Net income (loss)	1.10	1.05	0.62	(0.08)
Weighted average shares outstanding (in thousands):
Basic	24,457	23,745	24,296	23,519

Diluted	24,960	24,507	24,950	23,519

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			578	615
Large-format stores			196	186

			774	801

Square footage at period end (000’s):
Small-format stores			8,477	9,034
Large-format stores			7,455	7,181

			15,932	16,215

Average square footage per store:
Small-format stores			14,666	14,689

Large-format stores			38,036	38,608

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	February 2,	February 3,
	2008	2007
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$25.4	$18.4
Inventories	472.2	453.4
Deferred income taxes	26.4	41.6
Prepaid expenses and other current assets	23.8	30.4

Total current assets	547.8	543.8
Property, equipment and leasehold improvements, net	297.5	311.8
Goodwill, net	11.8	—
Other assets	12.3	10.7

Total assets	$869.4	$866.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$145.3	$147.5
Accrued expenses	97.1	84.4

Total current liabilities	242.4	231.9
Long-term debt	100.0	125.3
Deferred income taxes	—	14.2
Lease obligations and other long-term liabilities	87.0	85.1
Shareholders’ equity	440.0	409.8

Total liabilities and shareholders’ equity	$869.4	$866.3